Exhibit 4.7

HUDSON CITY BANCORP, INC.

2006 STOCK INCENTIVE PLAN

ARTICLE I

PURPOSE

Section 1.1 General Purpose of the Plan. The purpose of the Plan is to promote the growth and profitability of Hudson City Bancorp, Inc. by providing certain directors, key officers and employees of Hudson City Bancorp, Inc. and its Parents and Subsidiaries with an incentive to achieve corporate objectives and by attracting and retaining individuals of outstanding competence through a participation interest in the performance of Common Stock of Hudson City Bancorp, Inc.

ARTICLE II

DEFINITIONS

The following definitions shall apply for the purposes of this Plan, unless a different meaning is plainly indicated by the context:

Section 2.1 Award means any Restricted Stock Award, Performance-Based Restricted Stock Award, Performance Share Award, Deferred Stock Award, Performance Unit Award, Phantom Stock Award or Other Stock-Based Award, or any or all of them, or any other right or interest relating to Shares or cash, granted to an Eligible Individual under the Plan.

Section 2.2 Award Notice means, with respect to a particular Award, a written instrument evidencing the Award and establishing the terms and conditions thereof.

Section 2.3 Bank means Hudson City Savings Bank, a federally chartered savings institution, and any successor thereto.

Section 2.4 Beneficiary means the Person designated by an Eligible Individual to receive any Shares or other consideration with respect to an Award made to such Eligible Individual that becomes distributable, or to have the right to exercise any Options or Stock Appreciation Rights granted to such Eligible Individual that are exercisable following the Eligible Individual’s death.

Section 2.5 Board means the Board of Directors of the Company.

Section 2.6 Change in Control means any of the following events:

(a) the consummation of a reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction following which

(i) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(ii) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(b) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(c) a complete liquidation or dissolution of the Company;

(d) during any period of two (2) consecutive years, individuals who at the beginning of such period were members of the Board of Directors of the Company cease for any reason to constitute at least 50% of the members of the Board of Directors of the Company unless the election, or the nomination for election by the Company’s shareholders, of each new member of the Board of Directors of the Company was approved by affirmative vote of three-quarters of the members of the Board of Directors of the Committee, or of a nominating committee thereof, then still in office who were members of the Board of Directors of the Company at the beginning of the period; provided, however, that any such new member’s election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of Directors of the Company

(e) any event which would be described in section 2.6(a), (b), (c) or (d) if

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this section 2.6, the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

Section 2.7 Code means the Internal Revenue Code of 1986 (including the corresponding provisions of any succeeding law).

Section 2.8 Committee means the Committee described in section 4.1.

Section 2.9 Company means Hudson City Bancorp, Inc., a corporation organized and existing under the laws of the State of Delaware, and any successor thereto.

Section 2.10 Covered Employee means, for any taxable year of the Company, a person who is, or who the Committee determines is reasonably likely to be, a “covered employee” (within the meaning of section 162(m) of the Code).

Section 2.11 Deferred Stock Award means an award of Deferred Stock granted pursuant to section 9.1.

Section 2.12 Deferred Stock means a right, granted to an Eligible Individual under section 9.1, to receive Shares, to the extent vested, at the end of a specified deferral period.

Section 2.13 Disability means a condition of incapacity, mental or physical, for the performance of services which the Committee determines, on the basis of competent medical evidence, is likely to be permanent, to continue for an indefinite period of at least one hundred eighty (180) days, or to result in death.

Section 2.14 Disinterested Board Member means a member of the Board who: (a) is not a current employee of the Company or a subsidiary, (b) is not a former employee of the Company who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, (c) has not been an officer of the Company, (d) does not receive remuneration from the Company or a subsidiary, either directly or indirectly, in any capacity other than as a director except in an amount for which disclosure would not be required pursuant to Item 404 of the proxy solicitation rules of the Securities and Exchange Commission as amended or any successor provision thereto and (e) does not possess an interest in any other transaction, and is not engaged in a business relationship, for which disclosure would be required pursuant to Item 404 of the proxy solicitation rules of the Securities and Exchange Commission as amended or any successor provision thereto. The term Disinterested Board Member shall be interpreted in such manner as shall be necessary to conform to the requirements of section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act and the corporate governance standards imposed on compensation committees under the listing requirements imposed by any national securities exchange on which the Company lists or seeks to list its securities.

Section 2.15 Early Retirement means, in the case of any Recipient, termination of all Service for the Employers at or after (a) attainment of age 60 and the completion of at least five years of Service to the Employers or (b) after 30 years of Service for the Employers.

Section 2.16 Earliest Exercise Date means, with respect to an Option, the earliest date on which the Option may be exercised. The Earliest Exercise Date may, but need not, be the same as the Option’s Vesting Date.

Section 2.17 Effective Date means June 8, 2006.

Section 2.18 Eligible Employee means any employee of the Company, or of a Parent or Subsidiary, whom the Committee may determine to be a key officer or employee and select to receive an Award or a grant of an Option or Stock Appreciation Right pursuant to the Plan.

Section 2.19 Eligible Individual means: (a) any Eligible Employee; and (b) any non-employee director of the Company or a Parent or Subsidiary.

Section 2.20 Employer means the Company, the Bank and any successor thereto and, with the prior approval of the Board, and subject to such terms and conditions as may be imposed by the Board, any other savings bank, savings and loan association, bank, corporation, financial institution or other business organization or institution. With respect to any Eligible Individual, the Employer shall mean the entity which employs such person or upon whose board of directors such person serves.

Section 2.21 Exchange Act means the Securities Exchange Act of 1934, as amended.

Section 2.22 Exercise Period means the period during which an Option or Stock Appreciation Right may be exercised.

Section 2.23 Exercise Price means the price per Share at which Shares subject to an Option may be purchased upon exercise of the Option and on the basis of which the cash payment or Shares due upon exercise of a Stock Appreciation Right is computed.

Section 2.24 Fair Market Value means, with respect to a Share on a specified date:

(a) the final reported sales price on the date in question (or if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) as reported in the principal consolidated reporting system with respect to securities listed or admitted to trading on the principal United States securities exchange on which the Shares are listed or admitted to trading, as of the close of the market in New York City and without regard to after-hours trading activity; or

(b) if the Shares are not listed or admitted to trading on any such exchange, the closing bid quotation with respect to a Share on such date, as of the close of the market in New York City and without regard to after-hours trading activity, on the National Association of Securities Dealers Automated Quotations System, or, if no such quotation is provided, on another similar system, selected by the Committee, then in use; or

(c) if sections 2.24(a) and (b) are not applicable, the fair market value of a Share as the Committee may determine.

Section 2.25 Family Member means, with respect to any Eligible Individual: (a) any of the Eligible Individual’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, former spouses, siblings, nieces, nephews, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law, including relationships created by adoption; (b) any natural person sharing the Eligible Individual’s household (other than as a tenant or employee, directly or indirectly, of the Eligible Individual); (c) a trust in which any combination of the Eligible Individual and Persons described in section 2.25(a) and (b) own more than fifty percent (50%) of the beneficial interests; (d) a foundation in which any combination of the Eligible Individual and Persons described in sections 2.25(a) and (b) control management of the assets; or (e) any other corporation, partnership, limited liability company or other entity in which any combination of the Eligible Individual and Persons described in sections 2.25(a) and (b) control more than fifty percent (50%) of the voting interests.

Section 2.26 GAAP means generally accepted accounting principles, as amended from time to time and applied in preparing the financial statements of the Company and the Bank.

Section 2.27 Incentive Stock Option means a right to purchase Shares that is granted to an Eligible Employee pursuant to section 5.1, that is designated by the Committee to be an Incentive Stock Option and that is intended to satisfy the requirements of section 422 of the Code.

Section 2.28 Non-Performance-Based Award means a Restricted Stock Award, Phantom Stock Award, Deferred Stock Award, or Other Stock-Based Award that is not subject to one or more Performance Goals.

Section 2.29 Non-Qualified Stock Option means a right to purchase Shares that is either (a) granted to an Eligible Individual who is not an Eligible Employee or (b) granted to an Eligible Employee and either (i) is not designated by the Committee to be an Incentive Stock Option, or (ii) does not satisfy the requirements of section 422 of the Code.

Section 2.30 Option means either an Incentive Stock Option or a Non-Qualified Stock Option.

Section 2.31 Option Agreement means a written instrument evidencing an Option granted under the Plan.

Section 2.32 Option Holder means, at any relevant time with respect to an Option, the person having the right to exercise the Option.

Section 2.33 Other Stock-Based Award means a right, granted to an Eligible Individual under section 11.1, that is denominated or payable in, valued by reference to, or otherwise based on or related to, Shares.

Section 2.34 Parent means any entity, whether or not incorporated, in an unbroken chain of entities ending with the Company where each entity other than the first entity in the unbroken chain owns stock or other equity interests in one of the other entities in the unbroken chain possessing fifty percent (50%) or more of the combined voting power of all of the other entity’s outstanding stock or other interests that vote generally in the election of the other entity’s directors or other governing body.

Section 2.35 Performance Award means (a) a Performance-Based Restricted Stock Award, (b) a Performance Share Award, (c) a Performance Unit Award, (d) an Other Stock-Based Award if subject to one or more Performance Goals or (e) any or all of the foregoing.

Section 2.36 Performance Goal means, with respect to any Performance Award, the performance goal or performance goals established pursuant to section 8.5, the attainment of which is a condition of payment of the Performance Award.

Section 2.37 Performance Measurement Period means, with respect to any Performance Goal, the period of time over which attainment of the Performance Goal is measured.

Section 2.38 Performance-Based Restricted Stock Award means a Performance-Based Restricted Stock Award granted pursuant to section 8.2.

Section 2.39 Performance Share Award means a Performance Share Award granted pursuant to section 8.3.

Section 2.40 Performance Unit Award means a Performance Unit Award granted pursuant to section 8.4.

Section 2.41 Permitted Transferee means, with respect to any Recipient of an Option, his or her Family Member to whom an Option has been transferred in accordance with section 5.8.

Section 2.42 Person means an individual, a corporation, a partnership, a limited liability company, an association, a joint-stock company, a trust, an estate, an unincorporated organization and any other business organization or institution.

Section 2.43 Phantom Stock Award means a Phantom Stock Award granted pursuant to section 10.1.

Section 2.44 Plan means the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan, as amended from time to time.

Section 2.45 Recipient means the person to whom an Option or Stock Appreciation Right is granted or an Award is made.

Section 2.46 Resignation for Good Reason means, unless the Committee determines otherwise, the effective date of resignation occurs within ninety (90) days after any of the following: (a) the failure of the Employer (whether by act or omission of the Employer’s Board of Directors, or otherwise) to appoint or re-appoint or elect or re-elect the Eligible Individual to the position(s) with the Employer held on the date of grant of an Option, Stock Appreciation Right or Award, as applicable (other than to any such position as an officer of the Employer’s Board of Directors), or to a more senior office; (b) if the Eligible Individual is or becomes a member of the Employer’s Board of Directors, the failure of the Employer’s shareholders (whether in an election in which the Eligible Individual stands as a nominee or in an election where the Eligible Individual is not a nominee) to elect or re-elect the Eligible Individual to membership at the expiration of his term of membership, unless such failure is a result of the Eligible Individual’s refusal to stand for election; (c) a material failure by the Employer, whether by amendment of its certificate of incorporation or organization, by-laws, action of the Employer’s Board of Directors or otherwise, to vest in the Eligible Individual the functions, duties, or responsibilities prescribed in an employment or retention agreement (other than such functions, duties or responsibilities associated with a position as an officer of the Employer’s Board of Directors); provided that the Eligible Individual shall have given notice of such failure to the Employer, and the Employer has not fully cured such failure within thirty (30) days after such notice is deemed given; (d) any reduction of the Eligible Individual’s rate of base salary in effect from time to time, whether or not material, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Eligible Individual’s compensation as and when due; (e) any change in the terms and conditions of any compensation or benefit program in which the Eligible Individual participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package, disregarding for this purpose any change that results from an across-the-board reduction that affects all similarly situated employees in a similar manner; provided that the Eligible Individual shall have given notice of such material adverse effect to the Employer, and the Employer has not fully cured such failure within thirty (30) days after such notice is deemed given; (f) any material breach by the Employer of any material term, condition or covenant contained in an employment or retention agreement; provided that the Eligible Individual shall have given notice of such material breach to the Employer, and the Employer has not fully cured such failure within thirty (30) days after such notice is deemed given; or (g) a change in the Eligible Individual’s principal place of employment, without his consent, to a place that is not the principal executive office of the Employer, or a relocation of the Employer’s principal executive office to a location that is both more than twenty-five (25) miles away from the Eligible Individual’s principal residence and more than twenty-five (25) miles away from the location of the Employer’s principal executive office on the Effective Date.

Section 2.47 Restricted Stock Award means a Restricted Stock Award granted pursuant to section 6.1 (and, for the avoidance of doubt, does not include a Performance-Based Restricted Stock Award).

Section 2.48 Retirement means: (a) termination of Service with the Employer in all capacities at or after attaining age 65 or (b) Early Retirement. No termination of Service shall be deemed a Retirement unless the terminating individual enters into a retirement agreement with the Employer, in form and substance satisfactory to the Committee, pursuant to which he agrees to provide limited transition services to the Employer on a consulting basis and/or abide by non-competition, confidentiality, non-derogation and non-disturbance covenants prescribed by the Committee for a fixed period specified by the Committee not to exceed two years.

Section 2.49 SAR Agreement means a written instrument evidencing a Stock Appreciation Right granted under the Plan.

Section 2.50 Service means, unless the Committee provides otherwise in an Option Agreement, SAR Agreement or Award Notice, service in any capacity as a common-law employee, consultant or non-employee director to the Company or a Parent or Subsidiary.

Section 2.51 Share means a share of Common Stock, par value $.01 per share, of Hudson City Bancorp, Inc.

Section 2.52 Stock Appreciation Right means the right upon exercise to receive, in cash or Shares, the amount equal to the excess (if any) of (a) the Fair Market Value of a Share on the date of exercise over (b) the Exercise Price.

Section 2.53 Subsidiary means any entity, whether or not incorporated, in an unbroken chain of entities beginning with the Company where each entity other than the last entity in the unbroken chain owns stock or other equity interests in one of the other entities in the unbroken chain possessing fifty percent (50%) or more of the combined voting power of all of the other entity’s outstanding stock or other interests that vote generally in the election of the other entity’s directors or other governing body.

Section 2.54 Termination for Cause means, unless the Committee determines otherwise, one of the following:

(a) for an Eligible Individual (other than a non-employee director) who is not an officer or employee of any bank or savings institution regulated by the Office of Thrift Supervision, termination of employment with the Employer upon the occurrence of any of the following

(i) the employee intentionally engages in dishonest conduct in connection with his performance of services for the Employer resulting in his conviction of or plea of guilty or nolo contendere to a felony

(ii) the employee is convicted of, or pleads guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(iii) the employee willfully fails or refuses to perform his duties under any employment or retention agreement and fails to cure such breach within sixty (60) days following written notice thereof from the Employer

(iv) the employee breaches his fiduciary duties to the Employer for personal profit; or

(v) the employee’s willful breach or violation of any law, rule or regulation (other than traffic violations or similar offenses), or final cease and desist order in connection with his performance of services for the Employer;

(b) for an Eligible Individual who is an officer or employee of a bank or savings institution regulated by the Office of Thrift Supervision, termination of employment for personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or for any reason constituting cause for termination under any written employment agreement between the Employer and such Eligible Employee, in each case as measured against standards generally prevailing at the relevant time in the savings and community banking industry; provided, however, that such individual shall not be deemed to have been discharged for cause unless and until he shall have received a written notice of termination from the Board, which notice shall be given to such individual not later than five (5) business days after the board of directors of the Employer adopts, and shall be accompanied by, a resolution duly approved by affirmative vote of a majority of the entire board of directors of the Employer at a meeting called and held for such purpose (which meeting shall be held not less than fifteen (15) days nor more than thirty (30) days after notice to the individual), at which meeting there shall be a reasonable opportunity for the individual to make oral and written presentations to the members of the board of directors of the Employer, on his own behalf, or through a representative, who may be his legal counsel, to refute the grounds for the proposed determination, finding that in the good faith opinion of the board of directors of the Employer grounds exist for discharging the individual for cause;

(c) for an Eligible Individual who is a non-employee director, removal for cause under the terms of the law or any law, rule or regulation applicable to the entity upon whose board of directors the individual serves as a non-employee director.

Section 2.55 Vesting Date means the date on which an Option, Stock Appreciation Right, Award, or Shares acquired upon exercise of an Option or Stock Appreciation Right cease to be forfeitable upon termination of the Recipient’s Service.

ARTICLE III

AVAILABLE SHARES

Section 3.1 Shares Available under the Plan. Subject to section 15.3, the maximum aggregate number of Shares which may be issued for Awards and upon the exercise of Options and Stock Appreciation Rights under the Plan shall be 30,000,000 Shares. No more than 30,000,000 Shares may be made the subject of Incentive Stock Options granted under the Plan. No more than 21,000,000 Shares may be made the subject of Awards granted under the Plan.

Section 3.2 Individual Limit. Subject to section 15.3, the maximum aggregate number of Shares that may be the subject of Options, Stock Appreciation Rights and Awards (including the Share-equivalent number of Performance Units) granted to an Eligible Individual in any calendar year shall be 3,000,000. Subject to section 15.3, the maximum number of Shares that may be the subject of any type of Award other than Options and Stock Appreciation Rights (including the Share-equivalent number of Performance Units) granted to an Eligible Individual in any calendar year shall be 1,000,000. For purposes of this Article III, the Share-equivalent number of Performance Units shall be equal to the quotient of (i) the aggregate dollar amount in which the Performance Units are denominated, divided by (ii) the Fair Market Value of a Share on the date of grant. In the case of any Award under the Plan that is neither denominated in Shares nor valued on the basis of the value or change in value of a Share, the maximum Award to any individual for any year shall be $3,000,000.

Section 3.3 Computation of Shares Available. For purposes of section 3.1: (a) in connection with the granting of an Option, Stock Appreciation Right (other than a tandem Stock Appreciation Right), Restricted Stock Award, Performance-Based Restricted Stock Award, Performance Share Award, Phantom Stock Award, Deferred Stock Award or Other Stock-Based Award, the number of Shares available for the granting of additional Options, Stock Appreciation Rights and Awards shall be reduced by the number of Shares in respect of which the Option, Stock Appreciation Right or Award is granted or denominated and (b) in connection with the granting of a Performance Unit, the number of Shares available for the granting of additional Options, Stock Appreciation Rights and Awards initially shall be reduced by the Share-equivalent number of Performance Units granted, with a corresponding adjustment if the Performance Unit is ultimately settled in whole or in part with a different number of Shares. Shares withheld to pay withholding taxes shall reduce the number of Shares available to the same extent as if a payment of cash or Shares had been made directly to the Recipient. To the extent an Option is exercised by using an actual or constructive exchange of Shares to pay the Exercise Price, the number of Shares available shall be reduced by the gross number of Options exercised rather than by the net number of Shares issued.

ARTICLE IV

ADMINISTRATION

Section 4.1 Committee

(a) Subject to section 4.1(b), the Plan shall be administered by the members of the Compensation Committee of Hudson City Bancorp, Inc. who are Disinterested Board Members. If the Committee consists of fewer than two Disinterested Board Members, then the Board shall appoint to the Committee such additional Disinterested Board Members as shall be necessary to provide for a Committee consisting of at least two Disinterested Board Members.

(b) The Board (or those members of the Board who are “independent directors” under the corporate governance statutes of any national securities exchange on which the Company lists its securities) may, in its discretion, take any action and exercise any power, privilege or discretion conferred on the Committee under the Plan with the same force and effect under the Plan as if done or exercised by the Committee.

(c) No member of the Committee or the Board shall participate in any action taken by such body under the Plan if he or she is personally affected thereby, unless all members of the Committee or Board, as applicable, are similarly affected.

Section 4.2 Committee Action

The Committee shall hold such meetings, and may make such administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. All actions of the Committee shall be final and conclusive and shall be binding upon the Company and all other interested parties. Any Person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by the Secretary of the Committee and one member of the Committee, by two members of the Committee or by a representative of the Committee authorized to sign the same in its behalf.

Section 4.3 Committee Responsibilities

Subject to the terms and conditions of the Plan and such limitations as may be imposed by the Board, the Committee shall be responsible for the overall management and administration of the Plan and shall have such authority as shall be necessary or appropriate in order to carry out its responsibilities, including, without limitation, the authority:

(a) to interpret and construe the Plan, and to determine all questions that may arise under the Plan as to eligibility for participation in the Plan, the number of Shares subject to the Awards, Stock Appreciation Rights or Options, if any, to be granted, and the terms and conditions thereof;

(b) with the consent of the Recipient or Beneficiary, as applicable, to amend or modify the terms of any outstanding Option, Stock Appreciation Right or Award or accelerate or defer the Vesting Date or Earliest Exercise Date thereof;

(c) to adopt rules and regulations and to prescribe forms for the operation and administration of the Plan;

(d) to provide in an Option Agreement, SAR Agreement or Award Notice or as a matter of policy, that Options, Stock Appreciation Rights or Awards are (i) conditioned on compliance with certain restrictive covenants including, but not limited to, non-competition, confidentiality, non-solicitation of employees, non-solicitation of customers and non-derogation of the Company and the Bank, in each case, in such form and substance as determined by the Committee; and/or (ii) subject to forfeiture, including those already exercised or distributed, in the event of failure to comply with any of the covenants imposed pursuant to (i); and

(e) to take any other action not inconsistent with the provisions of the Plan that it may deem necessary or appropriate.

All decisions, determinations and other actions of the Committee made or taken in accordance with the terms of the Plan shall be final and conclusive and binding upon all parties having an interest therein.

ARTICLE V

STOCK OPTIONS

Section 5.1 Grant of Options

(a) Subject to the limitations of the Plan, the Committee may, in its discretion, grant to an Eligible Individual an Option to purchase Shares. An Option for an Eligible Employee must be designated as either an Incentive Stock Option or a Non-Qualified Stock Option and, if not designated as either, shall be a Non-Qualified Stock Option. An Option for an Eligible Individual who is not an Eligible Employee shall be a Non-Qualified Stock Option.

(b) Any Option granted under this section 5.1 shall be evidenced by an Option Agreement which shall:

(i) specify the number of Shares covered by the Option, determined in accordance with section 5.2;

(ii) specify the Exercise Price, determined in accordance with section 5.3, for the Shares subject to the Option;

(iii) specify the Earliest Exercise Date and the Exercise Period, determined in accordance with section 5.4;

(iv) specify the Vesting Date, determined in accordance with section 5.5;

(v) set forth specifically or incorporate by reference the applicable provisions of the Plan; and

(vi) contain such other terms and conditions not inconsistent with the Plan as the Committee may, in its discretion, prescribe with respect to an Option granted to an Eligible Individual.

Section 5.2 Size of Option. Subject to Article III and such limitations as the Board may from time to time impose, the number of Shares as to which an Eligible Individual may be granted Options shall be determined by the Committee, in its discretion.

Section 5.3 Exercise Price. The price per Share at which an Option may be exercised shall be determined by the Committee, in its discretion, provided, however, that the Exercise Price shall not be less than the Fair Market Value of a Share on the date on which the Option is granted.

Section 5.4 Exercise Period; Earliest Exercise Date

(a) Subject to section 5.4(b), the Exercise Period during which an Option may be exercised shall commence on the Earliest Exercise Date specified by the Committee in the Option Agreement (or, if no Earliest Exercise Date is specified in the Option Agreement, on the Vesting Date). It shall expire on the date specified in the Option Agreement (and in any event no later than the tenth anniversary of the date of grant) or, if no date is specified, on the earliest of:

(i) the date and time when the Recipient terminates Service for any reason other than the Recipient’s (A) death, (B) Disability, (C) voluntary resignation that is not in anticipation of a Termination for Cause or (D) discharge that is not a Termination for Cause; and

(ii) the last day of the three-month period that begins on the date and time when the Recipient terminates Service due to voluntary resignation that is not in anticipation of a Termination for Cause or discharge that is not a Termination for Cause;

(iii) the last day of the one-year period that begins on the date and time when the Recipient terminates Service due to the Recipient’s death or Disability; and

(iv) the last day of the ten-year period commencing on the date on which the Option was granted

A Recipient’s termination of Service prior to the Earliest Exercise Date of an Option shall, unless otherwise provided in the Option Agreement, result in the Option being canceled without consideration at the close of business on the last day of Service. An Option that remains unexercised at the close of business on the last day of the Exercise Period (including but not limited to an Option whose Earliest Exercise Date has not occurred) shall be canceled without consideration at the close of business on the last day of the Exercise Period.

(b) Unless otherwise determined by the Committee and specified in the Option Agreement:

(i) if a Change in Control occurs while an Option is outstanding and on or before its scheduled expiration date, then for purposes of exercising vested Options, the date on which the Exercise Period expires shall be extended to the earliest to occur of: (A) tenth (10th) anniversary of the date the Option was granted; and (B) the third (3rd) anniversary of the date of the Change in Control; or any later date determined under section 5.4(b)(ii) or (iii);

(ii) if a Change in Control occurs while an Option is outstanding and on or before its Earliest Exercise Date, then solely for the purpose of measuring the Exercise Period (but not for purposes of vesting), the Recipient of the Option shall be deemed to continue in Service through the applicable Earliest Exercise Date, and the date on which the Exercise Period expires shall be extended to the earliest to occur of: (A) the tenth (10th) anniversary of the date the Option was granted; (B) the third (3rd) anniversary of the date of the Change in Control; and (C) ninety (90) days after the Earliest Exercise Date; or any later date determined under section 5.4(b)(i) or (iii);

(iii) if, on the date an Option is otherwise scheduled to expire, the holder of the Option may not then exercise the Option or sell Shares on a national securities exchange without violating applicable federal, state or local securities laws or the terms of a securities trading blackout (including but not limited to a blackout period established under the Company’s securities trading policy or a contractual lockup in connection with a securities offering or other transaction involving the Company), the date on which the Exercise Period expires shall be extended to the earliest to occur of: (A) the tenth (10th) anniversary of the date the Option was granted; and (B) ninety (90) days after the last day of the securities trading blackout; or any later date determined under section 5.4(b)(i) or (ii); and

(iv) the Earliest Exercise Date (but not the Vesting Date) of any Option outstanding on the date of the Recipient’s termination of Service due to death or Disability shall be accelerated to the date of such termination of Service provided that the Recipient of such Option remained in continuous Service during the period beginning on the date the Option is granted and ending on the date of termination of Service

Section 5.5 Vesting Date

(a) Subject to sections 5.5(b) and 12.3, the Vesting Date for each Option granted under the Plan shall be the date determined by the Committee and specified in the Option Agreement or, if no provision for vesting is made in the Option Agreement, the Vesting Date shall be:

(i) the first anniversary of the date of grant, as to 20% of the Shares subject to the Option as of the date of grant;

(ii) the second anniversary of the date of grant, as to an additional 20% of the Shares subject to the Option as of the date of grant

(iii) the third anniversary of the date of grant, as to an additional 20% of the Shares subject to the Option as of the date of grant;

(iv) the fourth anniversary of the date of grant, as to an additional 20% of the Shares subject to the Option as of the date of grant;

(v) the fifth anniversary of the date of grant, as to any remaining balance of the Shares subject to the Option as of the date of grant;

(vi) in the event of the Recipient’s termination of Service due to the Recipient’s death or Disability, the date of termination of Service as to any Options otherwise scheduled to vest during the period of six months beginning on the date of such termination.

(b) In no event shall the Vesting Date of any Option be prior to the first anniversary of the date of grant; provided, however, that the Vesting Date of any Option may be accelerated to a date that is prior to the first anniversary of the date of grant upon the Recipient’s death, Disability or Retirement or upon a Change in Control.

(c) Failure of a Recipient to remain in continuous Service during the period beginning on the date an Option is granted and ending on its Vesting Date shall result in a cancellation of the Option without consideration at the earliest date and time at which the Recipient is not in continuous Service.

Section 5.6 Additional Restrictions on Incentive Stock Options. An Option granted to an Eligible Employee designated by the Committee to be an Incentive Stock Option shall be subject to the following provisions:

(a) If, for any calendar year, the sum of (i) plus (ii) exceeds $100,000, where (i) equals the Fair Market Value (determined as of the date of the grant) of Shares subject to an Option intended to be an Incentive Stock Option which first become available for purchase during such calendar year, and (ii) equals the Fair Market Value (determined as of the date of grant) of Shares subject to any other options intended to be Incentive Stock Options and previously granted to the same Eligible Employee which first become exercisable in such calendar year, then that number of Shares optioned which causes the sum of (i) and (ii) to exceed $100,000 shall be deemed to be Shares optioned pursuant to a Non-Qualified Stock Option or Non-Qualified Stock Options, with the same terms as the Option or Options intended to be an Incentive Stock Option;

(b) The Exercise Price of an Incentive Stock Option granted to an Eligible Employee who, at the time the Option is granted, owns Shares comprising more than 10% of the total combined voting power of all classes of stock of the Company shall not be less than 110% of the Fair Market Value of a Share, and if an Option designated as an Incentive Stock Option shall be granted at an Exercise Price that does not satisfy this requirement, the designated Exercise Price shall be observed and the Option shall be treated as a Non-Qualified Stock Option;

(c) The Exercise Period of an Incentive Stock Option granted to an Eligible Employee who, at the time the Option is granted, owns Shares comprising more than 10% of the total combined voting power of all classes of stock of the Company, shall expire no later than the fifth anniversary of the date on which the Option was granted, and if an Option designated as an Incentive Stock Option shall be granted for an Exercise Period that does not satisfy this requirement, the designated Exercise Period shall be observed and the Option shall be treated as a Non-Qualified Stock Option;

(d) An Incentive Stock Option that is exercised during its designated Exercise Period but more than:

(i) three (3) months after the termination of employment with the Company and all of its Parents and Subsidiaries (other than on account of disability within the meaning of section 22(e)(3) of the Code or death of the Eligible Employee to whom it was granted); or

(ii) one (1) year after such individual’s termination of employment with the Company, a Parent or a Subsidiary due to disability (within the meaning of section 22(e)(3) of the Code) or death;

may be exercised in accordance with the terms of the Option but shall at the time of exercise be treated as a Non-Qualified Stock Option; and

(e) Except following prior written notice to the Committee, no individual shall dispose of Shares acquired pursuant to the exercise of an Incentive Stock Option until after the later of (i) the second anniversary of the date on which the Incentive Stock Option was granted, or (ii) the first anniversary of the date on which the Shares were acquired.

Section 5.7 Method of Exercise

(a) Subject to the limitations of the Plan and the Option Agreement, an Option Holder may, at any time after the Earliest Exercise Date and during the Exercise Period, exercise his or her right to purchase all or any part of the Shares to which the Option relates; provided, however, that the minimum number of Shares which may be purchased at any time shall be 100, or, if less, the total number of Shares relating to the Option which remain unpurchased. An Option Holder shall exercise an Option to purchase Shares by:

(i) giving written notice to the Committee, in such form and manner as the Committee may prescribe, of his intent to exercise the Option;

(ii) delivering to the Committee full payment, consistent with section 5.7(b), for the Shares as to which the Option is to be exercised; and

(iii) satisfying such other conditions as may be prescribed in the Option Agreement.

(b) The Exercise Price of Shares to be purchased upon exercise of any Option shall be paid in full:

(i) in cash (by certified or bank check or such other instrument as the Company may accept);

(ii) if and to the extent permitted by the Committee, in the form of Shares already owned by the Option Holder and having an aggregate Fair Market Value on the date the Option is exercised equal to the aggregate Exercise Price to be paid;

(iii) in the form of other property or in such other manner as permitted by the Committee; or

(iv) by a combination thereof.

If permitted by the Committee, payment for any Shares to be purchased upon exercise of an Option may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price and applicable tax withholding amounts (if any), in which event the Shares acquired shall be delivered to the broker promptly following receipt of payment. To the extent permitted under applicable law, the Company may establish conditional procedures with designated broker-dealers to facilitate the foregoing.

(c) When the requirements of section 5.7(a) and (b) have been satisfied, the Committee shall take such action as is necessary to cause the issuance of a stock certificate evidencing the Option Holder’s ownership of such Shares. The Person exercising the Option shall have no right to vote or to receive dividends, nor have any other rights with respect to the Shares, prior to the date as of which such Shares are transferred to such Person on the stock transfer records of the Company, and no adjustments shall be made for any dividends or other rights for which the record date is prior to the date as of which such transfer is effected, except as may be required under section 15.3.

Section 5.8 Limitations on Options

(a) An Option by its terms shall not be transferable by any Option Holder, except that (i) a Recipient may transfer a Non-Qualified Stock Option to the Recipient’s Family Members during his lifetime; and (b) any Option Holder may transfer Options remaining unexercised at his death to a Beneficiary or by will or by the laws of descent and distribution. Any permitted transfer to Family Members shall be effected by written notice to the Company given in such form and manner as the Committee may prescribe and shall be recognized only if such notice is received by the Company prior to the death of the person giving it. Thereafter, the Permitted Transferee shall have, with respect to such Option, all of the rights, privileges and obligations which would attach thereunder to the Recipient except the right to transfer the Option to Family Members. If a privilege of the Option depends on the life, Service, employment or other status of the transferor, such privilege of the Option for the transferee shall continue to depend on the life, Service, employment or other status of the transferor. The Committee shall have full and exclusive authority to interpret and apply the provisions of this Plan to transferees to the extent not specifically described herein.

(b) The Company’s obligation to deliver Shares with respect to an Option shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Option Holder to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of applicable federal, state or local law. It may be provided that any such representation shall become inoperative upon a registration of the Shares or upon the occurrence of any other event eliminating the necessity of such representation. The Company shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any stock exchange on which Shares may then be listed, or (ii) the completion of such registration or other qualification under any state or federal law, rule or regulation as the Committee shall determine to be necessary or advisable.

(c) An Option Holder may designate a Beneficiary to receive any Options that may be exercised after his death. Such designation (and any change or revocation of such designation) shall be made in writing in the form and manner prescribed by the Committee. In the event that the designated Beneficiary dies prior to the Option Holder, or in the event that no Beneficiary has been designated, any Options that may be exercised following the Option Holder’s death shall be transferred to the executor or administrator of the Option Holder’s estate, or if no such executor or administrator is appointed within such time as the Committee, in its sole discretion, shall deem reasonable, to such one or more of the spouse and descendants and blood relatives of such deceased person as the Committee may select. If the Option Holder and his Beneficiary shall die in circumstances that cause the Committee, in its discretion, to be uncertain which shall have been the first to die, the Option Holder shall be deemed to have survived the beneficiary.

Section 5.9 Prohibition Against Option Repricing. Except as provided in section 15.3, neither the Committee nor the Board shall have the right or authority to make any adjustment or amendment that reduces or would have the effect of reducing the exercise price of an Option previously granted under the Plan, whether through amendment, cancellation (including cancellation in exchange for a cash payment in excess of the Option’s in-the-money value) or replacement grants, or other means.

ARTICLE VI

RESTRICTED STOCK AWARDS

Section 6.1 Grant of Restricted Stock Awards

(a) Subject to the limitations of the Plan, the Committee may, in its discretion, grant to an Eligible Individual a Restricted Stock Award. Each Restricted Stock Award shall be evidenced by an Award Notice issued by the Committee to the Eligible Individual, which notice shall:

(i) specify the number of Shares covered by the Restricted Stock Award;

(ii) specify the amount (if any) which the Recipient shall be required to pay to the Company in consideration for the issuance of such Shares (which shall in no event be less than the minimum amount required for such Shares to be validly issued, fully paid and nonassessable under applicable law);

(iii) specify the date of grant of the Restricted Stock Award;

(iv) specify the Vesting Date, determined in accordance with section 12.1; and

(v) contain such other terms and conditions not inconsistent with the Plan as the Committee may, in its discretion, prescribe.

(b) All Restricted Stock Awards shall be in the form of issued and outstanding Shares that shall be either:

(i) registered in the name of the Committee or other trustee or custodian for the benefit of the Recipient and held by the Committee pending the vesting or forfeiture of the Restricted Stock Award;

(ii) registered in the name of the Recipient and held by the Committee, together with a stock power executed by the Recipient in favor of the Committee, pending the vesting or forfeiture of the Restricted Stock Award; or

(iii) registered in the name of, and delivered to, the Recipient

In any event, the certificates evidencing the Shares shall at all times prior to the applicable Vesting Date bear the following legend:

The Common Stock evidenced hereby is subject to the terms of an Award Notice between Hudson City Bancorp, Inc. and [Name of Recipient] dated [Date], made pursuant to the terms of the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan, copies of which are on file at the executive offices of Hudson City Bancorp, Inc., and may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of such Plan and Agreement.

or such other restrictive legend as the Committee, in its discretion, may specify.

Section 6.2 Dividend Rights. Unless the Committee determines otherwise with respect to any Restricted Stock Award and specifies such determination in the relevant Award Notice, any dividends or distributions declared and paid with respect to Shares subject to the Restricted Stock Award, whether or not in cash, shall be immediately distributed to the Recipient.

Section 6.3 Voting Rights. Unless the Committee determines otherwise with respect to any Restricted Stock Award and specifies such determination in the relevant Award Notice, voting rights appurtenant to the Shares subject to the Restricted Stock Award shall be exercised by the Recipient in his or her discretion.

Section 6.4 Tender Offers. Each Recipient to whom a Restricted Stock Award is outstanding shall have the right to respond, or to direct the response, with respect to the related Shares, to any tender offer, exchange offer or other offer made to the holders of Shares. Such a direction for any such Shares shall be given by proxy or ballot (if the Recipient is the beneficial owner of the Shares for voting purposes) or by completing and filing, with the inspector of elections, the Trustee or such other person who shall be independent of the Company as the Committee shall designate in the direction (if the Recipient is not such a beneficial owner), a written direction in the form and manner prescribed by the Committee. If no such direction is given, then the Shares shall not be tendered.

ARTICLE VII

STOCK APPRECIATION RIGHTS

Section 7.1 Grant of Stock Appreciation Rights

(a) Subject to the limitations of the Plan, the Committee may, in its discretion, grant to an Eligible Individual a Stock Appreciation Right. A Stock Appreciation Right must be designated as either a tandem Stock Appreciation Right or a stand-alone Stock Appreciation Right and, if not so designated, shall be deemed to be a stand-alone Stock Appreciation Right. A tandem Stock Appreciation Right may only be granted at the same time as the Option to which it relates.

(b) Any Stock Appreciation Right granted under this section 7.1 shall be evidenced by a SAR Agreement which shall:

(i) in the case of a tandem Stock Appreciation Right, relate to the same number of Shares; be settled in cash or in Shares; have the same Exercise Price, Exercise Period, Vesting Date and other terms and conditions as the Option to which it relates and provide that the exercise of the related Option shall be deemed to cancel the Stock Appreciation Right for a like number of Shares and that the exercise of the Stock Appreciation Right shall be deemed to cancel the related Option for a like number of Shares;

(ii) in the case of a stand-alone Stock Appreciation Right:

(A) specify the number of Shares covered by the Stock Appreciation Right, determined in accordance with section 7.2;

(B) specify the Exercise Price, determined in accordance with section 7.3

(C) specify the Earliest Exercise Date and the Exercise Period, determined in accordance with section 7.4;

(D) specify the Vesting Date, determined in accordance with section 7.5;

(E) specify whether the Stock Appreciation will be settled in cash or in Shares;

(F) set forth specifically or incorporate by reference the applicable provisions of the Plan; and

(G) contain such other terms and conditions not inconsistent with the Plan as the Committee may, in its discretion, prescribe with respect to a Stock Appreciation Right granted to an Eligible Individual.

Section 7.2 Size of Stock Appreciation Right. Subject to Article III and such limitations as the Board may from time to time impose, the number of Shares as to which an Eligible Individual may be granted stand-alone Stock Appreciation Rights shall be determined by the Committee, in its discretion; provided, however, that a tandem Stock Appreciation Right shall be granted for a number of Shares no greater than the number of Shares subject to the related Option.

Section 7.3 Exercise Price. The price per Share at which a stand-alone Stock Appreciation Right may be exercised shall be determined by the Committee, in its discretion, provided, however, that the Exercise Price shall not be less than the Fair Market Value of a Share on the date on which the Stock Appreciation Right is granted.

Section 7.4 Exercise Period. The Exercise Period during which a stand-alone Stock Appreciation Right may be exercised shall commence on the Vesting Date and shall expire on the date specified in the SAR Agreement (and in any event no later than the tenth anniversary of the date of grant) or, if no date is specified, on the earliest of:

(a) the date and time when the Recipient terminates Service for any reason; and

(b) the last day of the ten-year period commencing on the date on which the Stock Appreciation Right was granted

A Recipient’s termination of Service prior to the Vesting Date of a Stock Appreciation Right shall, unless otherwise provided in the SAR Agreement, result in the Stock Appreciation Right being canceled without consideration at the close of business on the last day of Service. A Stock Appreciation Right that is vested and remains unexercised at the close of business on the last day of the Exercise Period shall be deemed automatically exercised on such date.

Section 7.5 Vesting Date

(a) Subject to sections 7.5(b) and 12.3, the Vesting Date for each stand-alone Stock Appreciation Right granted under the Plan shall be the date determined by the Committee and specified in the SAR Agreement or, if no provision for vesting is made in the SAR Agreement, the Vesting Date shall be:

(i) the first anniversary of the date of grant, as to 20% of the Shares subject to the Stock Appreciation Right as of the date of grant;

(ii) the second anniversary of the date of grant, as to an additional 20% of the Shares subject to the Stock Appreciation Right as of the date of grant;

(iii) the third anniversary of the date of grant, as to an additional 20% of the Shares subject to the Stock Appreciation Right as of the date of grant;

(iv) the fourth anniversary of the date of grant, as to an additional 20% of the Shares subject to the Stock Appreciation Right as of the date of grant

(v) the fifth anniversary of the date of grant, as to any remaining balance of the Shares subject to the Stock Appreciation Right as of the date of grant;

(vi) in the event of the Recipient’s termination of Service due to the Recipient’s death or Disability, the date of termination of Service as to any Stock Appreciation Rights otherwise scheduled to vest during the period of six months beginning on the date of termination.

(b) In no event shall the Vesting Date of any Stock Appreciation Right be prior to the first anniversary of the date of grant; provided, however, that the Vesting Date of any Stock Appreciation Right may be accelerated to a date that is prior to the first anniversary of the date of grant upon the Recipient’s death, Disability or Retirement or upon a Change in Control.

(c) Failure of a Recipient to remain in continuous Service during the period beginning on the date a Stock Appreciation Right is granted and ending on the Stock Appreciation Right’s Vesting Date shall result in a cancellation of the Stock Appreciation Right without consideration at the earliest date and time at which the Recipient is not in continuous Service.

Section 7.6 Method of Exercise

(a) Subject to the limitations of the Plan and the SAR Agreement, a Recipient may, at any time after the Vesting Date and during the Exercise Period, exercise his or her Stock Appreciation Right as to all or any part of the Shares to which the Stock Appreciation Right relates; provided, however, that the minimum number of Shares as to which a Stock Appreciation Right may be exercised shall be 100, or, if less, the total number of Shares relating to the Stock Appreciation Right which remain unexercised. A Recipient shall exercise a Stock Appreciation Right by:

(i) giving written notice to the Committee, in such form and manner as the Committee may prescribe, of his intent to exercise the Stock Appreciation Right; and

(ii) satisfying such other conditions as may be prescribed in the SAR Agreement

Any stand-alone Stock Appreciation Rights that are vested and remain unexercised at the expiration date of the relevant Exercise Period shall be deemed automatically exercised on such date and the Recipient shall receive the excess (if any) of the Fair Market Value of a Share on the expiration date over the Exercise Price per Share without the requirement of notice or any other action on the part of the Recipient.

(b) When the requirements of section 7.6(a) have been satisfied, the Committee shall take such action as is necessary to cause the remittance to the Recipient (or, in the event of his death, his Beneficiary) of a payment in an amount per Share equal to the excess (if any) of (i) the Fair Market Value of a Share on the date of exercise over (ii) the Exercise Price per Share, or, if applicable Shares with an aggregate Fair Market Value of a like amount.

(c) With respect to Stock Appreciation Rights settled in Shares, when the requirements of section 7.6(a) and (b) have been satisfied, the Committee shall take such action as is necessary to cause the issuance of a stock certificate evidencing the Recipient’s ownership of such Shares. The Recipient shall have no right to vote or to receive dividends, nor have any other rights with respect to the Shares, prior to the date as of which such Shares are transferred to such Person on the stock transfer records of the Company, and no adjustments shall be made for any dividends or other rights for which the record date is prior to the date as of which such transfer is effected, except as may be required under section 15.3.

Section 7.7 Beneficiaries. The Recipient of a stand-alone Stock Appreciation Right may designate a Beneficiary to receive any payment in respect of outstanding stand-alone Stock Appreciation Rights that may be made after his death. Such designation (and any change or revocation of such designation) shall be made in writing in the form and manner prescribed by the Committee. In the event that the designated Beneficiary dies prior to the Recipient, or in the event that no Beneficiary has been designated, the executor or administrator of the Recipient’s estate, or if no such executor or administrator is appointed within such time as the Committee, in its sole discretion, shall deem reasonable, such one or more of the spouse and descendants and blood relatives of such deceased person as the Committee may select, shall be deemed the Beneficiary. If the Recipient and his Beneficiary shall die in circumstances that cause the Committee, in its discretion, to be uncertain which shall have been the first to die, the Recipient shall be deemed to have survived the beneficiary.

Section 7.8 Prohibition Against Stock Appreciation Right Repricing. Except as provided in section 15.3, neither the Committee nor the Board shall have the right or authority to make any adjustment or amendment that reduces or would have the effect of reducing the exercise price of a Stock Appreciation Right previously granted under the Plan, whether through amendment, cancellation (including cancellation in exchange for a cash payment in excess of the Option’s in-the-money value) or replacement grants, or other means.

ARTICLE VIII

PERFORMANCE AWARDS

Section 8.1 Performance Awards

(a) Subject to the limitations of the Plan, the Committee may, in its discretion, grant one or more Performance Awards to Eligible Individuals.

(b) Each Performance Award shall be evidenced by an Award Notice issued by the Committee to the Eligible Individual, which notice shall:

(i) specify whether the Performance Award is a Performance-Based Restricted Stock Award, Performance Share Award, Performance Unit Award or Other Stock-Based Award;

(ii) specify the number of Shares or units covered by the Performance Award;

(iii) if applicable, specify the amount (if any) which the Recipient shall be required to pay to the Company in consideration for the issuance of such Shares (which shall in no event be less than the minimum amount required for such Shares to be validly issued, fully paid and nonassessable under applicable law);

(iv) specify the applicable Performance Goal or Performance Goals;

(v) specify the Performance Measurement Period;

(vi) specify the date of grant of the Performance Award;

(vii) specify the Vesting Date for the Performance Award, determined in accordance with section 12.2; and

(viii) contain such other terms and conditions not inconsistent with the Plan as the Committee may, in its discretion, prescribe.

Section 8.2 Performance-Based Restricted Stock Awards

(a) The Committee may, in its discretion, grant Performance-Based Restricted Stock Awards to Eligible Individuals.

(b) At the time it grants a Performance-Based Restricted Stock Award, the Committee shall establish one or more Performance Goals to which the Performance-Based Restricted Stock Award is subject during a specified Performance Measurement Period, the attainment of which shall be a condition of the Recipient’s right to retain the related Shares.

(c) All Performance-Based Restricted Stock Awards shall be in the form of issued and outstanding Shares that shall be either:

(i) registered in the name of the Committee or other trustee or custodian for the benefit of the Recipient and held by the Committee pending the vesting or forfeiture of the Award;

(ii) registered in the name of the Recipient and held by the Committee, together with a stock power executed by the Recipient in favor of the Committee, pending the vesting or forfeiture of the Award; or

(iii) registered in the name of, and delivered to, the Recipient.

In any event, the certificates evidencing the Shares shall at all times prior to their vesting bear the following legend:

The Common Stock evidenced hereby is subject to the terms of an Award Notice between Hudson City Bancorp, Inc. and [Name of Recipient] dated [Date], made pursuant to the terms of the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan, copies of which are on file at the executive offices of Hudson City Bancorp, Inc., and may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of such Plan and Agreement.

or such other restrictive legend as the Committee, in its discretion, may specify.

(d) If the Performance Goal or Performance Goals for a Performance-Based Restricted Stock Award have been attained and certified, the Committee shall, subject to section 12.2, cause the ownership of the Shares subject to such Performance-Based Restricted Stock Award, together with all dividends and other distributions with respect thereto that have been accumulated, to be transferred on the stock transfer records of the Company, free of any restrictive legend other than as may be required by applicable law, to the Recipient of the Performance-Based Restricted Stock Award. If any one or more of the relevant Performance Goals have not been attained, all of the Shares subject to such Restricted Stock Award shall be forfeited without consideration (other than a refund to the Recipient or his estate of an amount equal to the lesser of the amount (if any) paid by the Recipient for the Shares being forfeited upon their issuance and the Fair Market Value of such Shares on the date of forfeiture).

(e) Unless the Committee determines otherwise with respect to any Performance-Based Restricted Stock Award and specifies such determination in the relevant Award Notice, any dividends or distributions declared and paid with respect to Shares subject to the Performance-Based Restricted Stock Award, whether or not in cash, shall be held and accumulated (with investment earnings or losses) pending vesting at the same time and subject to the same terms and conditions as the underlying Shares and, pending vesting, shall be reinvested in additional Shares.

(f) Unless the Committee determines otherwise with respect to any Performance-Based Restricted Stock Award and specifies such determination in the relevant Award Notice, voting rights appurtenant to the Shares subject to the Performance-Based Restricted Stock Award shall be exercised by the Committee in its discretion.

(g) Each Recipient holding an outstanding Performance-Based Restricted Stock Award shall have the right to respond, or to direct the response, with respect to the related Shares, to any tender offer, exchange offer or other offer made to the holders of Shares. Such a direction for any such Shares shall be given by proxy or ballot (if the Recipient is the beneficial owner of the Shares for voting purposes) or by completing and filing, with the inspector of elections, the Trustee or such other person who shall be independent of the Company as the Committee shall designate in the direction (if the Recipient is not such a beneficial owner), a written direction in the form and manner prescribed by the Committee. If no such direction is given, then the Shares shall not be tendered.

Section 8.3 Performance Share Awards

(a) Subject to the limitations of the Plan, the Committee may, in its discretion, grant Performance Share Awards to Eligible Individuals, which shall be denominated in Shares, with each such Share representing the right to receive payment of the Fair Market Value of a Share on the date the Performance Share Award was granted, the last day of the Performance Measurement Period, the Vesting Date or any other date specified by the Committee, in each case, as set forth in the Award Notice, or a percentage (which may be more than 100%) of such amount depending on the level of the applicable Performance Goal attained; provided, however, that the Committee may at the time a Performance Share Award is granted specify a maximum amount payable in respect of such Award.

(b) At the time it grants a Performance Share Award, the Committee shall establish one or more Performance Goals to which the Performance Share Award is subject during a specified Performance Measurement Period, the attainment of which shall be a condition of the Recipient’s right to receive payment under such Performance Share Award. If any one or more of the Performance Goals to which a Performance Share Award is subject is not attained during the Performance Measurement Period, all of the Shares subject to such Performance Share Award shall be forfeited without a consideration.

(c) Subject to section 12.2, if the Performance Goals for a Performance Share Award have been attained and certified in accordance with section 8.5(c), payment in respect of such Performance Share Award shall be made as soon as practicable after the last day of the Performance Measurement Period to which such Award relates or at such other time or times as the Committee may determine. Such payment shall be made in Shares valued at their Fair Market Value, cash or such combination of Shares and cash, as the Committee, in its discretion, shall determine at any time prior to payment. To the extent payment is to be made in Shares, the Committee shall cause a stock certificate or evidence of book entry Shares, together with all dividends and other distributions with respect thereto that have been accumulated, to be delivered, free of any restrictive legend other than as may be required by applicable law or permitted under the terms of the Performance Share Award, to the Recipient of the Performance Share Award. Prior to such delivery, the Recipient of a Performance Share Award shall have no right to vote or to receive dividends, nor have any other rights with respect to the Shares, except as may be required under section 15.3.

Section 8.4 Performance Unit Awards

(a) Subject to the limitations of the Plan, the Committee may, in its discretion, grant Performance Unit Awards to Eligible Individuals, which shall be denominated in a specified dollar amount and shall represent the right to receive payment of the specified dollar amount or a percentage (which may be more than 100%) of the specified dollar amount depending on the level of the applicable Performance Goal attained; provided, however, that the Committee may at the time a Performance Unit Award is granted specify a maximum amount payable in respect of such Award.

(b) At the time it grants a Performance Unit Award, the Committee shall establish one or more Performance Goals to which the Performance Unit Award is subject during a specified Performance Measurement Period, the attainment of which shall be a condition of the Recipient’s right to receive payment under such Performance Unit Award. If any one or more of the Performance Goals to which a Performance Unit Award is subject is not attained during the Performance Measurement Period, such Performance Unit Award shall be forfeited without a consideration.

(c) Subject to section 12.2, if the Performance Goals for a Performance Unit Award have been attained and certified in accordance with section 8.5(c), payment in respect of such Performance Unit Award shall be made as soon as practicable after the last day of the Performance Measurement Period to which such Award relates or at such other time or times as the Committee may determine. Such payment shall be made in Shares valued at their Fair Market

Value, cash or such combination of Shares and cash, as the Committee, in its discretion, shall determine at any time prior to payment. To the extent payment is to be made in Shares, the Committee shall cause a stock certificate or evidence of book entry Shares, together with all dividends and other distributions with respect thereto that have been accumulated, to be delivered, free of any restrictive legend other than as may be required by applicable law, to the Recipient of the Performance Unit Award. Prior to such delivery, the Recipient of a Performance Unit Award shall have no right to vote or to receive dividends, nor have any other rights with respect to the Shares, except as may be required under section 15.3.

Section 8.5 Performance Goals

(a) The Performance Goals shall be selected from among the following:

(i) basic earnings per Share;

(ii) basic cash earnings per Share;

(iii) diluted earnings per Share;

(iv) diluted cash earnings per Share

(v) net income;

(vi) cash earnings;

(vii) net interest income;

(viii) non-interest income;

(ix) general and administrative expense to average assets ratio;

(x) cash general and administrative expense to average assets ratio;

(xi) efficiency ratio;

(xii) cash efficiency ratio;

(xiii) return on average assets;

(xiv) cash return on average assets;

(xv) return on average stockholders’ equity;

(xvi) cash return on average stockholders’ equity;

(xvii) return on average tangible stockholders’ equity;

(xviii) cash return on average tangible stockholders’ equity

(xix) core earnings;

(xx) operating income;

(xxi) operating efficiency ratio;

(xxii) net interest rate spread;

(xxiii) loan production volume;

(xxiv) non-performing loans;

(xxv) cash flow;

(xxvi) strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management;

(xxvii) except in the case of a Covered Employee, any other performance criteria established by the Committee; and

(xxviii) any combination of the foregoing.

Performance Goals may be expressed on an absolute and/or relative basis, or a before- or after-tax basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, may include or exclude any or all extraordinary or non-recurring items and may be applied on a consolidated basis or to individual business units, divisions or subsidiaries.

(b) Performance Goals which have meanings ascribed to them by GAAP shall have the meanings assigned to them under GAAP as in effect and applied to the Company and the Bank on the date on which the Performance Goals are established, without giving effect to any subsequent changes in GAAP, unless the Committee specifically provides otherwise when it establishes the Performance Goals. Performance Goals based upon cash earnings or cash returns shall refer to or be calculated based upon net income adjusted to exclude non-cash charges for goodwill amortization and non-cash amortization expenses relating to employee stock ownership plans and restricted stock plans and (if applicable) related tax benefits, unless the Committee specifically provides otherwise when it establishes the Performance Goals. Performance Goals based upon cash general and administrative expenses shall refer to general and administrative expenses, calculated in accordance with GAAP, adjusted to eliminate non-cash charges for goodwill amortization and non-cash amortization expenses relating to employee stock ownership plans and restricted stock plans and (if applicable) related tax benefits, unless the Committee specifically provides otherwise when it establishes the Performance Goals.

(c) At the time it grants a Performance Award, the Committee shall establish a Performance Measurement Period for each Performance Goal, which shall be at least one (1) year. The Performance Measurement Period shall be the period over which the Performance Goal is measured and its attainment is determined. If the Committee establishes a Performance Goal but fails to specify a Performance Measurement Period, the Performance Measurement Period shall be:

(i) if the Performance Award is granted during the first ninety days of a fiscal quarter, the period of twelve (12) consecutive fiscal quarters of the Company that begins with the fiscal quarter in which the Performance Award is granted; and

(ii) in all other cases, the period of twelve (12) consecutive fiscal quarters of the Company that begins with the fiscal quarter immediately following that in which the Performance Award is granted.

(d) As promptly as practicable following the end of each Performance Measurement Period and prior to payment in respect of any Performance Award, the Committee shall determine, on the basis of such evidence as it deems appropriate, whether the Performance Goal or Performance Goals for such Performance Measurement Period have been attained and, if they have been attained, shall certify such fact in writing.

(e) Under normal business conditions, once established for a Performance Measurement Period, Performance Goals shall not be subject to revision or alteration. However, unusual conditions may warrant a reexamination of such criteria. Such conditions may include, but not be limited to, a Change of Control, declaration and distribution of stock dividends or stock splits, mergers, consolidations or reorganizations, acquisitions or dispositions of material business units, or infrequently occurring or extraordinary gains or losses. In the event the Committee determines that, upon reexamination, alteration of the Performance Goals is appropriate, the Committee shall reestablish the Performance Goals to maintain as closely as possible the previously established expected level of overall performance as is practicable. Notwithstanding the foregoing, any adjustments to the award opportunities or Performance Goals applicable to a Covered Employee shall conform to the requirements of section 162(m) of the Code and the regulations promulgated pursuant thereto, unless otherwise determined by the Committee.

(f) If provided by the Committee when a Performance Award is granted, to the extent that the relevant Performance Goals are achieved prior to the end of the Performance Measurement Period and certified by the Committee, a vested Performance Award may be paid at any time following such certification.

ARTICLE IX

DEFERRED STOCK AWARDS

Section 9.1 Grant of Deferred Stock Awards

(a) Subject to the limitations of the Plan, the Committee may, in its discretion, grant Deferred Stock Awards to Eligible Individuals. Any Deferred Stock Award granted under this section 9.1 shall be evidenced by an Award Notice which shall:

(i) specify the number of Shares covered by the Deferred Stock Award;

(ii) specify the amount (if any) which the Recipient shall be required to pay to the Company in consideration for the issuance of such Shares (which shall in no event be less than the minimum amount required for such Shares to be validly issued, fully paid and nonassessable under applicable law);

(iii) specify the date of grant of the Deferred Stock Award;

(iv) specify the deferral period;

(v) specify the restrictions, if any, to which the Deferred Stock Award is subject;

(vi) specify the Vesting Date, determined in accordance with section 12.1; and

(vii) contain such other terms and conditions not inconsistent with the Plan as the Committee may, in its discretion, prescribe.

(b) All Deferred Stock Awards shall be in the form of issued and outstanding Shares that shall be either:

(i) registered in the name of the Committee or other trustee or custodian for the benefit of the Recipient and held in a trust fund, owned by the Company for federal income tax purposes under the so-called “grantor trust” provisions of section 671 through 679 of the Code and the assets of which are subject to the claims of the Company’s general creditors in the event of the Company’s insolvency (as such term is defined for purposes of Revenue Procedure 92-65, as modified from time to time); or

(ii) registered in the name of the Recipient and held by such grantor trust, together with a stock power executed by the Recipient in favor of the Committee, pending the vesting or forfeiture of the Deferred Stock Award.

In any event, the certificates evidencing the Shares shall at all times prior to the applicable Vesting Date and expiration of the applicable deferral period bear the following legend:

The Common Stock evidenced hereby is subject to the terms of an Award Notice between Hudson City Bancorp, Inc. and [Name of Recipient] dated [Date], made pursuant to the terms of the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan, copies of which are on file at the executive offices of Hudson City Bancorp, Inc., and may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of such Plan and Agreement.

or such other restrictive legend as the Committee, in its discretion, may specify.

Section 9.2 Restrictions. Deferred Stock shall be subject to such restrictions as the Committee may impose and set forth in the Award Notice evidencing the Deferred Stock Award. Such restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, in installments, or otherwise, as the Committee shall determine.

Section 9.3 Rights as a Shareholder

(a) Unless the Committee determines otherwise with respect to any Deferred Stock Award and specifies such determination in the relevant Award Notice, any dividends or distributions declared and paid with respect to Shares subject to the Deferred Stock Award, whether or not in cash, shall be held and accumulated (with investment earnings or losses) pending vesting at the same time and subject to the same terms and conditions as the underlying Shares and, pending vesting, shall be reinvested in additional Shares.

(b) Unless the Committee determines otherwise with respect to any Deferred Stock Award and specifies such determination in the relevant Award Notice, voting rights appurtenant to the Shares subject to the Deferred Stock Award shall be exercised by the Committee in its discretion.

Section 9.4 Payment of Deferred Stock Awards. Subject to sections 9.2 and 12.1, upon expiration of the deferral period specified for Deferred Stock in the Award Notice (or, if permitted by the Committee, as elected by the Recipient), the Committee shall cause the ownership of the Shares subject to such Deferred Stock Award, together with all dividends and other distributions with respect thereto that have been accumulated, to be transferred on the stock transfer records of the Company, free of any restrictive legend other than as may be required by applicable law, to the Recipient of the Deferred Stock Award.

ARTICLE X

PHANTOM STOCK AWARDS

Section 10.1 Grant of Phantom Stock Awards. Subject to the limitations of the Plan, the Committee may, in its discretion, grant Phantom Stock Awards to Eligible Individuals. Any Phantom Stock Award granted under this section 10.1 shall be evidenced by an Award Notice which shall:

(a) specify the number of Shares covered by the Phantom Stock Award;

(b) specify the date of grant of the Phantom Stock Award;

(c) specify the restrictions, if any, to which the Phantom Stock Award is subject;

(d) specify the Vesting Date, determined in accordance with section 12.1; and

(e) contain such other terms and conditions not inconsistent with the Plan as the Committee may, in its discretion, prescribe

Section 10.2 Payment of Phantom Stock Awards. Upon the Vesting Date, the Recipient of a Phantom Stock Award shall be entitled to receive a cash payment in respect of each Share covered by the Phantom Stock Award, which shall be equal to the Fair Market Value of a Share as of the date the Phantom Stock Award was granted or such other date as determined by the Committee and specified in the Award Notice; provided, however, that the Committee may instead pay out Phantom Stock Awards in Shares in its sole discretion. The Committee may, at the time a Phantom Stock Award is granted, provide a limit on the amount payable in respect of each Share covered by the Phantom Stock Award.

Section 10.3 No Rights as Stockholder. The Recipient of a Phantom Stock Award shall have no right to vote or to receive dividends, nor have any other rights with respect to the Shares, except as may be required under section 15.3.

ARTICLE XI

Other Stock-Based Awards

Section 11.1 Grant of Other Stock-Based Awards. Subject to the limitations of the Plan, the Committee may, in its discretion, grant Other Stock-Based Awards to Eligible Individuals. Other Stock-Based Awards shall be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, as determined by the Committee to be consistent with the purposes of the Plan, including without limitation, Shares awarded purely as a “bonus” or other “incentive” whether or not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights, and awards valued by reference to the book value of Shares or the value of securities of, or the performance of, specified Subsidiaries. The Committee shall determine the terms and conditions of such Awards, which may include attainment of Performance Goals in accordance with section 8.5. Shares delivered pursuant to an Award in the nature of a purchase right granted under this section 11.1 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, or other property, as the Committee shall determine.

Section 11.2 Award Notices. Any Other Stock-Based Award granted under the Plan shall be evidenced by an Award Notice which shall:

(a) specify whether the Other Stock-Based Award constitutes a Performance Award that is subject to sections 8.1 and 8.5 of the Plan;

(b) specify the number of Shares related to the Other Stock-Based Award;

(c) specify the date of grant of the Other Stock-Based Award;

(d) specify the restrictions, if any, to which the Other Stock-Based Award is subject

(e) specify the Vesting Date; and

(f) contain such other terms and conditions not inconsistent with the Plan as the Committee may, in its discretion, prescribe

ARTICLE XII

Vesting of Awards

Section 12.1 Vesting Date for Non-Performance-Based Awards

(a) Subject to sections 12.1(b) and 12.3, the Vesting Date for each Non-Performance-Based Award shall be the date determined by the Committee and specified in the relevant Award Notice or, if no provision for vesting is made in the Award Notice, the Vesting Date shall be:

(i) the first anniversary of the date of grant, as to 20% of the Non-Performance-Based Award as of the date of grant;

(ii) the second anniversary of the date of grant, as to an additional 20% of the Non-Performance-Based Award as of the date of grant;

(iii) the third anniversary of the date of grant, as to an additional 20% of the Non-Performance-Based Award as of the date of grant;

(iv) the fourth anniversary of the date of grant, as to an additional 20% of the Non-Performance-Based Award as of the date of grant;

(v) the fifth anniversary of the date of grant, as to any remaining balance of the Non-Performance-Based Award as of the date of grant;

(vi) in the event of the Recipient’s termination of Service due to the Recipient’s death or Disability, the date of termination of Service, as to any portion of the Non-Performance-Based Award otherwise scheduled to vest during the period of six months beginning on the date of termination.

(b) In no event shall the Vesting Date of any Non-Performance-Based Award be prior to the first anniversary of the date of grant as to one-third of the Non-Performance-Based Award, the second anniversary of the date of grant as to an additional one-third of the Non-Performance-Based Award and the third anniversary of the date of grant as to any remaining balance of the Non-Performance-Based Award; provided, however, that the Vesting Date of a Non-Performance-Based Award may be accelerated to an earlier date upon the Recipient’s death, Disability or Retirement or upon a Change of Control.

(c) Failure of a Recipient to remain in continuous Service during the period beginning on the date a Non-Performance-Based Award is granted and ending on its Vesting Date shall result in a cancellation of the portion of the Non-Performance-Based Award that has not attained its Vesting Date without consideration (other than a refund to the Recipient of an amount equal to the lesser of the amount (if any) paid by the Recipient for the Shares being forfeited upon their issuance and the Fair Market Value of such Shares on the date of forfeiture) at the earliest date and time at which the Recipient is not in continuous Service.

Section 12.2 Vesting Date for Performance-Based Awards

(a) Subject to section 12.3, the Vesting Date for each Performance Award shall be the date determined by the Committee and specified in the Award Notice or, if no provision for vesting is made in the Award Notice, the Vesting Date shall be the date on which payment is made, whether in cash, Shares or any combination thereof.

(b) Unless otherwise determined by the Committee and specified in the Award Notice for a Performance-Based Award, failure of a Recipient to remain in continuous Service during the period beginning on the date a Performance-Based Award is granted and ending on its Vesting Date shall result in a cancellation of such Award without consideration at the earliest date and time at which the Recipient is not in continuous Service (other than a refund to the Recipient of an amount equal to the lesser of the amount (if any) paid by the Recipient for the Shares being forfeited upon their issuance and the Fair Market Value of such Shares on the date of forfeiture).

Section 12.3 Effect of Change of Control. Except to the extent that an Option Agreement, SAR Agreement or Award Notice expressly provides otherwise and except to the extent that the Committee determines otherwise with respect to any single or group of Recipients or Option Holders at any time prior to a Change of Control:

(a) in the event of an Eligible Individual’s (i) termination of employment by the Employer that is not a Termination for Cause or (ii) Resignation for Good Reason, in each case at any time following a Change of Control, the Vesting Date of each Option, Stock Appreciation Right and Non-Performance-Based Award granted to the Eligible Individual that is outstanding under the Plan shall be the date on which such Eligible Individual’s employment terminates, and each such Option, Stock Appreciation Right and Non-Performance-Based Award shall, on such date, be exercisable (if applicable).

(b) in the event of a Change of Control, all restrictions shall lapse on, and the date on which the Change of Control occurs shall be the Vesting Date of, the portion of all then outstanding Performance-Based Restricted Stock Awards determined by multiplying (i) the number of such Shares that would have been payable based on the greater of actual levels of achievement attained (determined as if the Performance Measurement Period ended on the date of the Change of Control) and the target levels of achievement established for the Performance Measurement Period, by (ii) a fraction, the numerator of which is the number of days that have elapsed during the Performance Measurement Period through the date of the Change of Control and the denominator of which is the total number of days in the Performance Measurement Period.

(c) in the event of a Change of Control (i) all restrictions shall lapse on, and the date on which the Change of Control occurs shall be the Vesting Date of, the portion of all then outstanding Performance Share Awards and Performance Unit Awards determined by multiplying: (A) the number of Shares or units, as applicable, that would have been payable based on the greater of actual levels of achievement attained (determined as if the Performance Measurement Period ended on the date of the Change of Control) and the target levels of achievement established for the Performance Measurement Period, by (B) a fraction, the numerator which is the number of days that have elapsed during the Performance Measurement Period through the date of the Change of Control and the denominator of which is the total number of days in the Performance Measurement Period; and (ii) Recipients shall be entitled to receive in respect of all Shares and units which become payable in accordance with (i), a cash payment within ten (10) days after such Change of Control.

ARTICLE XIII

General Provisions Applicable To Awards

Section 13.1 Designation of Beneficiary. An Eligible Individual who has received an Award may designate a Beneficiary to receive any payments or unvested Shares that become payable or vested on the date of his death. Such designation (and any change or revocation of such designation) shall be made in writing in the form and manner prescribed by the Committee. In the event that the Beneficiary designated by an Eligible Individual dies prior to the Eligible Individual, or in the event that no Beneficiary has been designated, any payments or vested Shares that become available for distribution on the Eligible Individual’s death shall be paid to the executor or administrator of the Eligible Individual’s estate, or if no such executor or administrator is appointed within such time as the Committee, in its sole discretion, shall deem reasonable, to such one or more of the spouse and descendants and blood relatives of such deceased person as the Committee may select.

Section 13.2 Manner of Distribution of Awards. The Company’s obligation to deliver Shares with respect to an Award or Stock Appreciation Right shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Eligible Individual or Beneficiary to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of applicable federal, state or local law. It may be provided that any such representation shall become inoperative upon a registration of the Shares or upon the occurrence of any other event eliminating the necessity of such representation. The Company shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any stock exchange on which Shares may then be listed, or (ii) the completion of such registration or other qualification under any state or federal law, rule or regulation as the Committee shall determine to be necessary or advisable.

Section 13.3 Transferability. Awards and Stock Appreciation Rights by their terms shall not be transferable by the Recipient other than by will or by the laws of descent and distribution, and the Shares granted pursuant to Awards and Stock Appreciation Rights shall be distributable, during the lifetime of the Recipient, only to the Recipient.

ARTICLE XIV

Special Tax Provisions

Section 14.1 Tax Withholding Rights. The Company shall have the right to deduct from all amounts paid by the Company in cash with respect to an Option, Stock Appreciation Right or Award under the Plan any taxes required by law to be withheld with respect to such Option, Stock Appreciation Right or Award. Where any Person is entitled to receive Shares, the Company shall have the right to require such Person to pay to the Company the amount of any tax which the Company is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the minimum amount required to be withheld. To the extent determined by the Committee and specified in an Option Agreement, an Option Holder shall have the right to direct the Company to satisfy the minimum required federal, state and local tax withholding by reducing the number of Shares subject to the Option (without issuance of such Shares to the Option Holder) by a number equal to the quotient of (a) the total minimum amount of required tax withholding divided by (b) the excess of the Fair Market Value of a Share on the Exercise Date over the Exercise Price per Share.

Section 14.2 Code Section 83(b) Elections. If and to the extent permitted by the Committee and specified in an Option Agreement for a Non-Qualified Stock Option or an Award Notice for a Restricted Stock Award other than a Performance-Based Restricted Stock Award, a Recipient may be permitted or required to make an election under section 83(b) of the Code to include the compensation related thereto in income for federal income tax purposes at the time of issuance of the Shares to such Recipient instead of at a subsequent Vesting Date. In such event, the Shares issued prior to their Vesting Date shall be issued in certificated form only, and the certificates therefor shall bear the legend set forth in section 6.1(b) or such other restrictive legend as the Committee, in its discretion, may specify. In the event of the Recipient’s termination of Service prior to the relevant Vesting Date or forfeiture of the Shares for any other reason, the Recipient shall be required to return all forfeited Shares to the Company without consideration therefor (other than a refund to the Recipient or his estate of an amount equal to the lesser of the amount paid by the Recipient for the Shares upon their issuance or the Fair Market Value of the Shares on the date of forfeiture).

Section 14.3 Election to Defer Income Tax Liability Pursuant to Deferred Compensation Program. To the extent permitted by the Committee, the Recipient of an Award may elect to defer the income tax liability associated therewith pursuant to the terms of a non-qualified deferred compensation plan in which the Recipient is eligible to participate.

ARTICLE XV

Amendment and Termination

Section 15.1 Termination. The Board may suspend or terminate the Plan in whole or in part at any time prior to the tenth anniversary of the Effective Date by giving written notice of such suspension or termination to the Committee. Unless sooner terminated, the Plan shall terminate automatically on the day preceding the tenth anniversary of the Effective Date. In the event of any suspension or termination of the Plan, all Options, Stock Appreciation Rights and Awards theretofore granted under the Plan that are outstanding on the date of such suspension or termination of the Plan shall remain outstanding and exercisable for the period and on the terms and conditions set forth in the Option Agreements, SAR Agreements and Award Notices evidencing such Options, Stock Appreciation Rights and Awards.

Section 15.2 Amendment. The Board may amend or revise the Plan in whole or in part at any time; provided, however, that, to the extent required to comply with section 162(m) of the Code or the corporate governance standards imposed under the listing requirements imposed by any national securities exchange on which the Company lists or seeks to list Shares, no such amendment or revision shall be effective if it amends a material term of the Plan unless approved by the holders of a majority of the votes cast on a proposal to approve such amendment or revision; provided further, however, sections 5.9 and 7.8 may not be amended to lessen the prohibitions contained therein at any time without shareholder approval.

Section 15.3 Adjustments in the Event of Business Reorganization

(a) In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of Shares or other securities, stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Recipients under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of securities deemed to be available thereafter for grants of Options, Stock Appreciation Rights and Awards in the aggregate to all Eligible Individuals and individually to any one Eligible Individual, (ii) the number and kind of securities that may be delivered or deliverable in respect of outstanding Options, Stock Appreciation Rights and Awards, and (iii) the Exercise Price of Options and Stock Appreciation Rights. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Options, Stock Appreciation Rights or Awards (including, without limitation, cancellation of Options, Stock Appreciation Rights and Awards in exchange for the in-the-money value, if any, of the vested portion thereof, or substitution of Options, Stock Appreciation Rights or Awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Parent or Subsidiary or the financial statements of the Company or any Parent or Subsidiary, or in response to changes in applicable laws, regulations, or account principles. Unless otherwise determined by the Committee, any such adjustment to an Option, Stock Appreciation Right or Performance Award granted to a Recipient who is a Covered Employee shall conform to the requirements of section 162(m) of the Code and the regulations thereunder then in effect.

(b) In the event of any merger, consolidation, or other business reorganization (including, but not limited to, a Change in Control) in which the Company is not the surviving entity, unless otherwise determined by the Committee at any time at or after grant and prior to the consummation of such merger, consolidation or other business reorganization, any Options or Stock Appreciation Rights granted under the Plan which remain outstanding shall be converted into options to purchase voting common equity securities of the business entity which survives such merger, consolidation or other business reorganization or stock appreciation rights having substantially the same terms and conditions as the outstanding Options under this Plan and reflecting the same economic benefit (as measured by the difference between the aggregate exercise price and the value exchanged for outstanding Shares in such merger, consolidation or other business reorganization), all as determined by the Committee prior to the consummation of such merger; provided, however, that the Committee may, at any time prior to the consummation of such merger, consolidation or other business reorganization, direct that all, but not less than all, outstanding Options and Stock Appreciation Rights be canceled as of the effective date of such merger, consolidation or other business reorganization in exchange for a cash payment per Share equal to the excess (if any) of the value exchanged for an outstanding Share in such merger, consolidation or other business reorganization over the Exercise Price of the Option or Stock Appreciation Right being canceled.

(c) In the event of any merger, consolidation, or other business reorganization (including, but not limited to, a Change in Control) in which the Company is not the surviving entity, unless otherwise determined by the Committee at any time at or after grant and prior to the consummation of such merger, consolidation or other business reorganization, any Restricted Stock Award, Performance-Based Restricted Stock Award, Deferred Stock Award, Phantom Stock Award and Other Stock-Based Award that is denominated and/or payable in, and/or valued by reference to, Shares shall be adjusted by allocating to the Recipient the amount of money, stock, securities or other property to be received by the other shareholders of record, and such money, stock, securities or other property shall be subject to the same terms and conditions of the Award that applied to the Shares for which it has been exchanged.

ARTICLE XVI

Miscellaneous

Section 16.1 Status as an Employee Benefit Plan. This Plan is not intended to satisfy the requirements for qualification under section 401(a) of the Code or to satisfy the definitional requirements for an “employee benefit plan” under section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. It is intended to be a non-qualified incentive compensation program that is exempt from the regulatory requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan shall be construed and administered so as to effectuate this intent.

Section 16.2 No Right to Continued Employment. Neither the establishment of the Plan nor any provisions of the Plan nor any action of the Board or the Committee with respect to the

Plan shall be held or construed to confer upon any Eligible Individual any right to a continuation of his or her position as a director or employee of the Company. The Employers reserve the right to remove any participating member of the Board or dismiss any Eligible Employee or otherwise deal with any Eligible Individual to the same extent as though the Plan had not been adopted.

Section 16.3 Construction of Language. Whenever appropriate in the Plan, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to an Article or section number shall refer to an Article or section of this Plan unless otherwise indicated.

Section 16.4 Governing Law. The Plan shall be construed, administered and enforced according to the laws of the State of New Jersey without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law. The federal and state courts located in the County of New Jersey shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting any Award, Stock Appreciation Right or Option granted under this Plan, the Eligible Individual, and any other person claiming any rights under the Plan, agrees to submit himself, and any such legal action as he shall bring under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 16.5 Headings. The headings of Articles and sections are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.

Section 16.6 Non-Alienation of Benefits. The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation or assignment, nor shall such right be liable for or subject to debts, contracts, liabilities, engagements or torts.

Section 16.7 Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

(a) If to the Committee:

Hudson City Bancorp, Inc.

West 80 Century Road

Paramus, New Jersey 07652-1473

Attention: Corporate Secretary

(b) If to a Recipient, Beneficiary or Option Holder, to the Recipient’s, Beneficiary’s or Option Holder’s address as shown in the Employer’s records.

Section 16.8 Approval of Shareholders. The Plan shall be subject to approval by the Company’s shareholders within twelve (12) months before or after the Effective Date. Any Option, Stock Appreciation Right or Award granted prior to the date such approval is obtained shall be granted contingent on such approval and shall be void ab initio in the event such approval is not obtained. Unless otherwise determined by the Committee, no Performance Awards shall be granted after the fifth (5th) anniversary of the Effective Date unless, prior to such date, the listing of permissible Performance Goals set forth in section 8.5 shall have been re-approved by the stockholders of the Company in the manner required by section 162(m) of the Code and the regulations thereunder.

Section 16.9 Compliance with Section 409A of the Code. To the extent that the Plan and/or any Options, Stock Appreciation Rights or Awards granted or awarded under the Plan are construed to be non-qualified deferred compensation plans described in section 409A of the Code, the Plan and any Option Agreements, SAR Agreements and Award Notices, as applicable, shall be operated, administered and construed so as to comply with the requirements of section 409A. The Plan and any Option Agreements, SAR Agreements and Award Notices shall be subject to amendment, with or without advance notice to Recipients, Option Holders and other interested parties, and on a prospective or retroactive basis, including, but not limited to, amendment in a manner that adversely affects the rights of Recipients, Option Holders and other interested parties, to the extent necessary to effect compliance with section 409A of the Code.